Exhibit 99.1

Cirrus Logic To Host On-Line Investor Day June 7

Webcast to Offer In-Depth Look into Company’s Strategies in Audio and Energy Products

AUSTIN, Texas--(BUSINESS WIRE)--June 1, 2012--Cirrus Logic Inc. (Nasdaq: CRUS) will host an on-line Investor Day on June 7, 2012. A webcast presentation offering an in-depth review of the company’s strategies in audio and energy products will begin at 1 p.m. CDT and be followed by a live question and answer session featuring Cirrus Logic’s executive team. Participants can register for the event on the company’s investor relations website at investor.cirrus.com/Investor-Day. A replay of the webcast will be available after 5:00 p.m. CDT June 7, 2012.

Cirrus Logic, Inc.

Cirrus Logic develops high-precision, analog and mixed-signal integrated circuits for a broad range of innovative customers. Building on its diverse analog and signal-processing patent portfolio, Cirrus Logic delivers highly optimized products for a variety of audio and energy-related applications. The company operates from headquarters in Austin, Texas, with offices in Tucson, Ariz., Europe, Japan and Asia. More information about Cirrus Logic is available at www.cirrus.com.

Cirrus Logic and Cirrus are trademarks of Cirrus Logic Inc.

CRUS-F

CONTACT:
Cirrus Logic, Inc.
Thurman K. Case, 512-851-4125
Chief Financial Officer
Investor.Relations@cirrus.com